Exhibit 99.3

INTERPHARM HOLDINGS, INC.

CODE OF ETHICS


September 2004

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OUR STANDARDS

      As an employee or director of Interpharm Holdings, Inc. ("Interpharm" or the "Company") you share the privilege and responsibility of upholding our Company's ethical reputation. You do this each time you act honestly, ethically and legally. While many, if not most, of the situations you encounter in the conduct of your own or the Company's business or other dealings present clear choices as to proper conduct, there are also many situations where making the right choice can be challenging.

      We have prepared this Code of Ethics (the "Code") to summarize certain key policies and procedures that we believe govern doing business in an ethical and legal manner. This Code does not describe all of the details or all of the applicable laws, regulations or Company policies. Rather, we have attempted to discuss those you are most likely to encounter. You are expected to understand how our policies apply to you and to follow them. We encourage you to discuss any questions or concerns you may have with your supervisor or to request advice from our General Counsel.

RESPONSIBILITIES OF ALL EMPLOYEES AND DIRECTORS

      All employees and directors of the Company are responsible for complying with this Code. Any employee or director having information concerning any prohibited or unlawful act shall promptly report such matter to the General Counsel. While this is the preferred reporting procedure, employees should also feel free to report to anyone in management, including the Board of Directors, the Chief Financial Officer or a Vice President. It could also be appropriate to contact the Audit Committee of the Board of Directors through its Chairman.

      Employees and directors should be advised of this reporting obligation and encouraged to report any prohibited or unlawful activities of which they are aware. There will be no reprisals for reporting such information in good faith, even if it later turns out that all or some the report is incorrect..

CONFLICTS OF INTEREST

      Every director and employee has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which divide his or her loyalty to the Company. Any activity which even appears to present such a conflict must be avoided or terminated unless, after disclosure to the General Counsel, it is determined and communicated in writing to the employee or director that the activity is not harmful to the Company or otherwise improper.
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      A conflict or the  appearance  of a conflict of interest may arise in many ways. For example, depending on the circumstances, the following may constitute an improper conflict of interest:

o Ownership of or an interest in a competitor or in a business with which the Company has or is contemplating a relationship (such as a supplier, customer, landlord, distributor, licensee/ licensor, etc.) either directly or indirectly, such as through family members.

o Profiting, or assisting others to profit, from confidential information or business opportunities that are available because of employment by the Company or being a director of the Company.

o Providing service to a competitor or a proposed or present supplier or customer as an employee, director, officer, partner, agent or consultant.

o Soliciting or accepting gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with the Company. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define "& customary," "modest," or "usual" by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that it affected your judgment, then it is too much. All of our business dealings must be on arm's-length terms and free of any favorable treatment resulting from the personal interest of our employees. Loans to employees from financial institutions which do business with the Company are permissible as long as the loans are made on prevailing terms and conditions.

o Influencing or attempting to influence any business transaction between the Company and another entity in which an employee or director has a direct or indirect financial interest or acts as a director, officer, employee, partner, agent or consultant.

o Buying or selling securities of any other company using non-public information obtained in the performance of an employee's duties, or providing such information so obtained to others.

      Disclosure is the key. Any employee or director who has a question about whether any situation in which he or she is involved amounts to a conflict of interest or the appearance of one should disclose the pertinent details, preferably in writing, to the Company's General Counsel and should not act until advised in writing that the action is not harmful to the Company or otherwise improper.

      To summarize, each employee and director is obligated to disclose his or her own conflict or any appearance of a conflict of interest. The end result of the process of disclosure, discussion and consultation may well be approval of certain relationships or transactions on the grounds that, despite appearances, they are not harmful to the Company. But all relationships or transactions that are actual conflicts of interest or may appear to be conflicts of interest are prohibited, even if they do not harm the Company, unless they have gone through this approval process.
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COMPLIANCE WITH LAWS AND REGULATIONS

      Our   pharmaceutical   business  is  subject  to  extensive   governmental
regulation. The approval and sale of pharmaceutical products is particularly heavily regulated, but many other aspects of our business are also covered by statutes and regulations.

      It is company policy to comply with the laws of each state and country in which we do business. It is the responsibility of our Company's directors, management and employees to be familiar with the laws and regulations that relate to our business responsibilities and to comply with them.

      The General Counsel is always available for consultation on the laws which relate to our businesses. However, it is the responsibility of management to ensure compliance with applicable laws.

      If an employee or director has any question whether a transaction or course of conduct complies with applicable statutes or regulations, it is the responsibility of that employee or director to obtain legal advice from the General Counsel and act in accordance with that advice. It is the responsibility of management to ensure that employees are aware of their responsibilities in this regard.

      Set forth below are several areas of regulated business activity that require particular attention.

ENVIRONMENTAL LAWS AND REGULATIONS

      The Company is committed to conducting its business in an environmentally sound manner. Management and employees are required to be familiar with environmental laws and regulations which relate to their employment responsibilities and to comply with them.

DRUG, MEDICAL DEVICE, DIAGNOSTIC, CONTROLLED SUBSTANCE AND CONSUMER PRODUCT SAFETY LAWS

      No aspect of our business is more subject to governmental regulation than the development, manufacture, approval and marketing of our pharmaceutical products. Because of the complex nature of many of these regulations, management must take particular care to ensure appropriate employees are aware of regulatory requirements and take necessary steps to comply with them.
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WORKPLACE SAFETY LAWS AND REGULATIONS

      In the interest of maintaining a safe and healthy workplace, the Company requires full compliance with applicable workplace safety and industrial hygiene standards mandated by law.

COMPLIANCE WITH SECURITIES LAWS

      The Company is often required by the securities laws of the United States to disclose to the public important information regarding the Company.

      An employee or director who knows important information about the Company that has not been disclosed to the public must keep such information confidential. It is a violation of United States law to purchase or sell
Interpharm stock on the basis of such important non-public information. Employees and directors may not do so and may not provide such information to others for that or any other purpose.

      Directors and employees may not buy or sell securities of any other company using important non-public information obtained in the performance of their duties. Directors and employees may not provide such information so obtained to others.

      You should understand that securities laws are taken very seriously and government agencies have developed extensive ways to monitor securities trading activities. Violations of securities laws can result in large civil and criminal penalties against companies and individuals.

POLITICAL ACTIVITIES AND CONTRIBUTIONS

      The Company encourages directors and employees to be involved personally in political affairs. However, no director or employee shall directly or indirectly use or contribute funds or assets of the Company for or to any political party, candidate or campaign unless such a use or contribution is lawful and is approved in writing by the General Counsel.

RESPECT FOR TRADE SECRETS

      It is the policy of Interpharm to respect the trade secrets and proprietary information of others. Although information obtained from the public domain is a legitimate source of competitive information, a trade secret obtained through improper means is not. The unauthorized use of trade secrets or other proprietary information could subject both the Company and you to substantial civil liability.

      If a competitor's trade secrets or proprietary information are offered to you in a suspicious manner, or if you have any question about the legitimacy of the use or acquisition of competitive information, you should contact the General Counsel immediately. No action regarding such information should be taken before consultation with the General Counsel.
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CONFIDENTIALITY OF PERSONAL INFORMATION

      Confidentiality  applies  not  only to  business  information,  but to the personal information of the Company's employees, former employees, job applicants and other persons. The Company requires that personal information be collected, processed, stored and transferred with adequate precautions to ensure confidentiality and be accessible only to those individuals with legitimate reasons to know about or have access to the information. When appropriate, the Company will ask individuals for their consent to the collection, processing, storage and transfer of personal information and employees will be given the opportunity to review their personal data held by the Company and correct any errors found.

USE  OF  FUNDS  AND  ASSETS  AND  COMPLETE  AND  ACCURATE   BOOKS  AND  RECORDS;
SECOND-COUNTRY PAYMENTS

      Sales of the Company's products and services, and purchases of products and services of suppliers, shall be made solely on the basis of quality, price and service, and never on the basis of giving or receiving payments, gifts, entertainment or favors.

      No Company funds or assets shall be used for any unlawful purpose. No director or employee shall purchase privileges or special benefits through payment of bribes, illegal political contributions, or other illicit payments.

      No undisclosed or unrecorded fund or asset shall be established for any purpose.

      No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited act, even if directed to do so by a supervisor.

      No payment shall be approved or made with the agreement or understanding that any part of such payment is to be used for any purpose other than that described by documents supporting the payment.

      No payments of any kind (whether commissions, promotional expenses, personal expenses, free goods or whatever) shall be made to an unaffiliated distributor or sales agent (or employee or agent thereof) in any country other than that in which the sales were made or in which the distributor or sales agent has a substantial place of business. Such payments (sometimes referred to as "second-country" payments) may be made to other entities such as suppliers of goods and services provided under certain circumstances about which counsel should be consulted.

EQUAL OPPORTUNITY

      The Company's policy is to provide equal employment opportunities and to treat all employees and applicants without regard to personal characteristics such as race, color, religion, sexual orientation, gender, age, national origin, marital status, pregnancy, disability or veteran status. Managers are responsible for implementing this policy.
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DISCRIMINATION OR HARASSMENT

      The Company strives to maintain a work environment free of verbal or physical harassment regarding racial, ethnic, religious, physical or sexual characteristics or any other prohibited factor. This policy applies to conduct that is made a condition of employment, is used as a basis for making employment or promotion decisions, creates an intimidating, hostile or offensive working environment or otherwise unreasonably interferes with an individual's work performance.

      The  Company  may  be  held   responsible   for  the   harassment   of  or
discrimination against employees by managers or other employees or even non-employees if the Company knows or should have known about the behavior and fails to take corrective action. Employees should be aware that they are subject to dismissal if they engage in harassment or discrimination of others.

ABUSE OF DRUGS AND ALCOHOL

      Substance abuse presents serious health and safety hazards in the workplace. Our policy is to eliminate substance abuse by our employees. Applicants are subject to pre-employment drug testing. The Company also reserves the right to test employees who display unusual behavior or where there is reasonable suspicion of drug or alcohol abuse. Where permitted, employees may also be tested on a random, universal basis.